Exhibit 99.1

API Nanotronics Reports Second Quarter Results

•	Company Generates Positive Cash Flow and Strengthens Balance Sheet in Challenging Environment

•	Significant Increase in Nanoproduct Activity – Nanotech Revenues Increase Over 400% In Quarter

NEW YORK, NY—(MARKET WIRE)—January 14, 2009—API Nanotronics Corp. (OTC BB:APIA.OB—News) (“API” or the “Company”), a leading supplier of electronic components, nano-optics and nanotechnology research and development to the defense and communications sectors, today announced second quarter and six month operating results for the period ended November 30, 2008.

Financial Highlights for the Second Quarter Ended November 30, 2008

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Revenue was $5.7 million, a 25% decrease from the $7.6 million reached in the same quarter of fiscal 2008. Price reductions to a large customer at API’s Filtran Group division impacted revenues. Also affecting results was a customer delay on approval of next generation chips, for which the Company expects to receive approval over the next several months;

•	The Company posted an operating loss of $2.5 million compared to an operating loss of $1.0 million for the three months ended November 30, 2007;

•	Net loss for the second quarter was $1.9 million, or ($0.05) per share, compared to $1.2 million, or ($0.05) per share in the previous year’s quarter;

•	Strong balance sheet with approximately $4.1 million in cash and $0.1 million of long term debt; and

•	Backlog of $14.5 million.

Financial Highlights for the Six Months Ended November 30, 2008

•	Revenue was $13.6 million, a decrease of 7.5% from $14.7 million in the same period in 2007;

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API NRC, the Company’s Nanotechnology division, which specializes in Nano-Optics, increased revenues to $0.2 million in the first six months of fiscal 2009, compared to almost $nil in the previous year. This improvement comes as API continues to grow its nano product offerings after the acquisition of NanoOpto Corp. on July 19, 2007;

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The Company continued to generate positive cash flow from operations. In the six months ended November 30, 2008, net cash provided by operating activities increased to $0.5 million compared to $0.1 million in the previous year; and

•	Net loss of $2.7 million or ($0.08) per share for the first half of fiscal 2009, compared to net loss of $1.9 million or ($0.08) per share for the same period of fiscal 2008.

Operating Highlights

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During the second quarter of fiscal 2009, API continued to implement cost-saving restructuring initiatives enabling the Company to generate positive cash from operating activities in a difficult economic environment, while continuing to invest in future nanotechnology product development;

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The Company continued its consolidation efforts of reducing design and manufacturing centers to three facilities from seven and closing and consolidating operations at facilities in Ogdensburg and Edicott, New York and Largo, Florida. These strategic moves were undertaken to reduce operating costs while enhancing production capabilities;

•	In response to market conditions, the Company continues to transition certain product lines to China for manufacture, which should assist in increasing margins;

•	In September, a leading semiconductor capital equipment company enlisted the Company to develop a key nanotechnology derived optical component for a next generation lithography platform;

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Also in September, the Company announced the introduction of a new series of nano-optic high-performance polarizing beam splitter/combiners; and developed a number of products that combine its proprietary nanofabrication techniques with MEMS technologies; and

•	The Company completed a fifteen-for-one reverse stock split.

“The Company is clearly making strides towards a financial structure that will benefit long term performance and shareholder value,” said Stephen B. Pudles, Chief Executive Officer of API Nanotronics Inc. “In this difficult financial period, the Company has been able to maintain a strong balance sheet and improve operations, positioning it for greatly improved performance going forward.”

About API Nanotronics Corp. (OTC BB:APIA.OB—News)

API Nanotronics Corp., through its wholly owned subsidiaries API Electronics Inc., National Hybrid Inc., Filtran Group, TM Systems, Keytronics and API Nanofabrication Corporation, is engaged in the manufacture of electronic components and systems for the defense and communications industries. API is also developing a leadership position in the R&D and manufacture of nanotechnology and MEMS products. With a growing list of blue chip customers, including Honeywell/Allied Signal, General Dynamics, Lockheed Martin, and numerous other top technology-based firms around the world, API regularly ships products to clients in more than 34 countries. API owns state-of-the-art manufacturing and technology centers in New York, New Jersey and Ontario, Canada and has manufacturing capabilities in China and a distribution center in Britain. API Nanotronics trades on the OTC Bulletin Board under the symbol APIA. For further information, please visit the company website at www.apinanotronics.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits, our ability to protect our intellectual property, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, the effect of growth on our infrastructure and the effect of competition in the electronic components, nano-optics and nanotechnology industries. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contact:

Steve Bulwa

Director of Corporate Communications

API Nanotronics Corp.

1-877-API-O-API (274-0274)

Email Contact: investors@apinanotronics.com

Source: API Nanotronics Corp.